Exhibit 99.3

       DISCOVERY LABORATORIES EXPANDS ITS CAPITAL LEASE FINANCING FACILITY
        WITH GE HEALTHCARE FINANCIAL SERVICES TO APPROXIMATELY $9 MILLION

DOYLESTOWN, PA --NOVEMBER 2, 2004 -- DISCOVERY LABORATORIES, INC. (NASDAQ: DSCO) today announced that available funds under its existing capital lease financing facility with GE Healthcare Financial Services have been increased by up to $6.5 million. Including the $2.5 million currently employed under the existing arrangement, Discovery's lease line is now approximately $9 million.

Under the terms of the expanded financing arrangement, $5 million is immediately available to Discovery while an additional $1.5 million remains subject to FDA approval to market the company's lead product Surfaxin(R), for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. Subject to the terms of the lease facility, GE will make the finances available for certain capital equipment purchases including manufacturing, information technology systems, laboratory, office and other related capital assets. The funds may be drawn down through September 2005 and are payable over three or four years, depending on the equipment.

John G. Cooper, Executive Vice President and Chief Financial Officer of Discovery commented, "The continued support from GE Healthcare Financial Services secures an important component of our financing strategy. Our business plan for 2005 includes the potential commercial launch of our lead product, Surfaxin for Respiratory Distress Syndrome in premature infants, and advancing the clinical development of our Acute Respiratory Distress Syndrome and key aerosol Surfactant Replacement Therapy programs. This capital lease financing facility will be used to invest in additional information technology systems such as sales, materials requirements planning and medical safety monitoring to support potential commercialization, and manufacturing capabilities for planned commercial and clinical requirements."

ABOUT DISCOVERY LABORATORIES

Discovery Laboratories, Inc. is a biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are compositions produced naturally in the lungs and essential for breathing. Discovery's technology produces an engineered version of natural human lung surfactant that is designed to closely mimic the essential properties of human lung surfactant. Discovery believes that through its technology, pulmonary surfactants have the potential, for the first time, to be developed into a series of respiratory therapies for patients where there are few or no approved therapies available. Discovery has filed a New Drug Application with the FDA and a Marketing Authorization Application with the EMEA for clearance to market Surfaxin, the Company's lead product, for the prevention and treatment of Respiratory Distress Syndrome in premature infants.

More information about Discovery is available on the Company's Web site at www.DiscoveryLabs.com.

ABOUT GE HEALTHCARE FINANCIAL SERVICES, LIFE SCIENCE FINANCE

GE Healthcare Financial Services, a unit of GE Commercial Finance, is the premier provider of capital, financial solutions and related services for the global healthcare market. With $13 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs and acquisition financing. The Life Science Finance group delivers innovative and flexible financing solutions to help customers preserve their cash and liquidity. For over a decade, GE Healthcare Financial Services has assisted life science companies large and small, from the first venture round to post-IPO. With a portfolio exceeding $400 million, GE has partnered with over 300 companies throughout the United States, Canada and Europe. For more information, visit www.GEHealthcareFinance.com.


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To the extent that statements in this press release are not strictly historical, including  statements  as to  business  strategy,  outlook,  objectives,  future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the
forward-looking   statements  contained  herein  are  the  risk  that  financial conditions may change, risks relating to the progress of the Company's research and development, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for our aerosol and Surfactant Replacement Therapies), risk of delay in the Company's preparation and filing of applications for regulatory approval, risk of delay in the FDA's or other health regulatory authorities' approval of any applications filed by the Company, risks that any such regulatory authority will not approve the marketing and sale of a drug product even after acceptance of an application filed by the Company for any such drug product, risks relating to the ability of the Company's third party contract manufacturers to provide the Company with adequate supplies of drug substance and drug products for completion of any of the Company's clinical studies, other risks relating to the lack of adequate supplies of drug substance and drug product for completion of any of the Company's clinical studies, and risks relating to the development of competing therapies and/or technologies by other companies. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACTS:

John G. Cooper, EVP and CFO
Kori Beer, IR & Communications
215-340-4699


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